Exhibit 2

                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of September 20, 2000, by and between WIDEPOINT CORPORATION, a Delaware corporation formerly named ZMAX Corporation ("Seller"); eHOLDINGS, INC., a Maryland corporation ("Buyer"), and Parker Management Consultants, Ltd., a Delaware corporation ("PMC"). The Buyer and the Seller are referred to collectively herein as the "Parties."

                             W I T N E S S E T H:

      WHEREAS, the Seller previously acquired all of the outstanding capital stock of PMC, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 1, 1999 (the "Merger Agreement"), by and among the Seller, Parker Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Seller, PMC, the Westmont Non-Grantor Trust, a Delaware trust which was then the sole shareholder of PMC ("Westmont Trust");

      WHEREAS, part of the merger consideration paid by the Seller to the Westmont Trust for the acquisition of PMC under the Merger Agreement was the issuance by the Seller to the Westmont Trust of a Promissory Note, dated
October 1, 1999, in the principal amount of Three Million Dollars ($3,000,000.00), with the principal amount thereof being reduced in February 2000 to Two Million Nine Hundred Twelve Thousand Six Hundred Sixty-Two Dollars and Nine Cents ($2,912,662.09) as a result of post-closing adjustments under the terms of the Merger Agreement (the "Seller's Promissory Note");

      WHEREAS, the Buyer will acquire prior to the closing under this Agreement the Seller's Promissory Note from the Westmont Trust;

      WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the outstanding capital stock of PMC in consideration for the return to the Seller and the cancellation thereof by the Seller of the Seller's Promissory Note, all as described in greater detail herein.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto intending to be legally bound do hereby agree as follows.

      1. Incorporation by Reference. The foregoing introductory paragraphs are hereby incorporated into this Agreement as if fully set forth herein.

      2. Purchase and Sale of PMC Shares.

      (a) Basic Transaction. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the issued and outstanding shares of capital stock of PMC (the "PMC Shares") for the consideration specified below in this
Section 2.

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      (b) Purchase Price. The Buyer agrees to pay to the Seller at the Closing
(as defined below) the amount of $2,912,662.09 (the "Purchase Price") solely by the delivery by the Buyer to the Seller of the original Seller's Promissory
Note in the principal amount equal to the Purchase Price, which Seller's Promissory Note shall be cancelled by the Seller immediately following the Closing.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Seller at 20251 Century Boulevard, Germantown, Maryland 20874, on September 29, 2000, assuming the satisfaction or waiver prior to that date of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

      (d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the stock certificates representing all of the PMC Shares, endorsed in blank or accompanied by duly executed assignment documents; and (ii) the Buyer will deliver to the Seller the original Seller's Promissory Note.

      3. Representations and Warranties Concerning the Transaction.

      (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3(a)):

        (i) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        (ii) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (B) to the knowledge of the Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license,

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instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

        (iv) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

        (v) PMC Shares. Based upon the representations of the Westmont Trust under the terms of the Merger Agreement and the reliance thereupon by the Seller, the Seller represents that it holds of record and owns beneficially all of the PMC Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws), taxes, security interests, commitments, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of PMC (other than this Agreement). The Seller further represents that it has not done any act since its acquisition of the PMC Shares from the Westmont Trust under the terms of the Merger Agreement through to the Closing Date to change the number of outstanding PMC Shares nor conferred any rights to acquire any capital stock of PMC (other th this Agreement).

      (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 3(b)):

        (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) to the knowledge of the Buyer, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license,

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instrument,  or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

        (iv) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

        (v) Investment. The PMC Shares to be received by the Buyer pursuant hereto will be acquired for investment for the Buyer's own account, not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the PMC Shares. The Buyer has no contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the PMC Shares.

        The Buyer understands and acknowledges that the offering of the PMC Shares pursuant to this Agreement will not be registered under the Securities Act or under any state securities acts or laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and any similar provision of any applicable state securities act or law, and that the Seller's reliance upon such exemptions is predicated upon the Buyer's representations set forth in this Agreement.

        The Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Buyer's prospective investment in the PMC Shares. The Buyer has the ability to bear the economic risks of the Buyer's prospective investment in the PMC Shares. The Buyer is able, without materially impairing its financial condition, to hold the PMC Shares for an indefinite period of time and to suffer a complete loss on its investment.

      4. Representations and Warranties of the Seller Concerning PMC. Based upon the representations of the Westmont Trust under the terms of the Merger Agreement and the reliance thereupon by the Seller, the Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section
4).

      (a) Organization, Qualification, and Corporate Power. PMC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. PMC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

      (b) Capitalization. The entire authorized capital stock of PMC consists of 15,000 shares of common stock, of which 1,900 shares are issued and outstanding and none are held in treasury. All of the issued and outstanding PMC Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding

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or  authorized  options,  warrants,   purchase  rights,  subscription  rights,
conversion rights, exchange rights, or other contracts or commitments that could require PMC to issue, sell, or otherwise cause to become outstanding any
of  its  capital  stock.   There  are  no  outstanding  or  authorized   stock
appreciation, phantom stock, profit participation, or similar rights with respect to PMC. The Seller further represents that it has not done any act since its acquisition of the PMC Shares from the Westmont Trust under the terms of the Merger Agreement through to the Closing Date to change the number of outstanding PMC Shares nor conferred any rights to acquire any capital stock of PMC (other than this Agreement).

      (c) Brokers' Fees. The Seller has not done any act which will result in any liability or obligation by PMC to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing shall not be construed to restrict the ability of the Buyer to obligate PMC to pay such fees or commissions after the Closing so long as the Seller is not liable for any such amounts.

      5. Covenants. The Parties agree as follows:

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

      (b) No Covenants Not to Compete. After the Closing, (i) the Seller and its affiliates (as defined under Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended) shall be free to compete with PMC, the Buyer and their respective affiliates, it being the intent of the Parties that neither the Seller nor its affiliates shall be subject to any restriction on their ability to compete; and (ii) the Buyer, PMC and their affiliates, including Kenneth Parker, Jennifer Parker and all persons listed on Exhibit D hereto, shall be free to compete with any of the Seller and its affiliates, it being the intent of the Parties that neither the Buyer, PMC nor their affiliates, including Kenneth Parker, Jennifer Parker and all persons listed on Exhibit D hereto, shall be subject to any restriction on their ability to compete; provided, however, that all persons who executed a Confidentiality and Non-Disclosure Agreement, dated as of August 29, 2000, with the Seller shall continue to be bound by the terms of that agreement.
Notwithstanding the foregoing, the Parties hereby agree that during the one-year period immediately following the Closing, (i) the Seller shall give the Buyer and PMC the right of first refusal to perform Oracle enterprise resource planning ("ERP")/Oracle application work (i.e., Oracle financials, human resources, etc...) and/or "man-man" work for which the Seller has received a contract to perform such work, so long as the Buyer's and PMC's price to perform such work is comparable to other competitive prices which the Seller has obtained from other providers of such services, and (ii) the Buyer and PMC shall give the Seller the right of first refusal to perform any Internet or web-based business for which the Buyer and/or PMC have received a contract to perform such work, so long as the Seller's price to perform such work is comparable to other competitive prices which the Buyer and/or PMC have obtained from other providers of such services. The Seller, the Buyer and PMC shall each receive payment directly from the customer for whom work is performed on any such contract through the direct assignment of payment or other similar arrangements. The Parties agree that a finder's fee equal to

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five  percent  (5%) of the revenues to be received by a Party under a contract awarded to such Party after the Closing Date will be due and payable from the Party that receives such contract revenues to the Party for whom the sales personnel are employed that are responsible for such contract award, with such finder's fee to be paid by the responsible Party in proportion to the revenues actually received by such Party under such contract.

      (c) Tax Returns and Tax Liability. The Seller will include the income of PMC on the Seller's consolidated federal income tax returns for all periods through the Closing Date and pay any federal and other income taxes attributable to such income. The Parties shall cooperate in the exchange of information relating to PMC which may be necessary for the inclusion of PMC in the Seller's income tax return filings on behalf of the Seller and/or PMC for the periods prior to the Closing Date. The income of PMC will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of PMC as of the end of the Closing Date. From and after the Closing Date, the Buyer will be solely liable for all income tax returns and income tax payments attributable to income earned by PMC subsequent to the Closing Date. The Seller and the Buyer agree to provide evidence to each other as promptly as practicable after such evidence becomes available that the tax returns for PMC covering the periods immediately prior to and subsequent to the Closing Date have been filed by the appropriate party together with the payment of any taxes due to the appropriate taxing authorities. Any tax refund(s) which are subsequently received by the Seller, the Buyer and/or PMC or their affiliates which is attributable in whole or in part to the business of PMC up to September 30, 2000 shall be the sole property of the Seller. Any tax refund(s) which are subsequently received by the Seller, the Buyer and/or PMC or their affiliates which is attributable in whole or in part to the business of PMC from and after October 1, 2000 shall be the sole property of PMC and the Buyer.

      (d) PMC Financial Status as of the Closing. At the Closing, the Seller shall transfer the PMC Shares to the Buyer, with PMC having a balance sheet (together with back-up data) as set forth on Exhibit A hereto, which balance sheet shall include (i) an amount of cash in a PMC bank account equal to One Hundred Thousand Dollars ($100,000.00) (subject to the prerequisite duty of the Buyer to deliver to the Escrow Agents (as hereinafter defined) at the Closing hereunder a certified check for an amount in cash equal to the escrow amount set forth in Paragraph 5(g) hereof), (ii) no accounts receivable, (iii) no accounts payable, (iii) no penalties under any retirement plan(s), including full reimbursement to all persons listed on Exhibit D hereto for penalties (exclusive of interest) incurred on their 401(k) plan accounts, (iv) all deposits and liabilities relating to assets, contracts and business of PMC which is being transferred hereunder, including the continuing obligation by PMC for all accrued vacation time, sick time and holiday time relating to the persons listed on Exhibit D hereto which exists as of the Closing Date as shown on Exhibit D hereto together with all obligations therefor from and after the Closing Date, and (v) lease liabilities only relating to the offices located in Houston, Texas and Laurel, Maryland. The Buyer and PMC agree to indemnify the Seller from any liability relating to any of the liabilities and/or obligations being transferred to PMC or as part of PMC under the terms of this Agreement, including the obligation by PMC for all accrued vacation time, sick time and holiday time relating to the persons listed on Exhibit D hereto which exists as of the Closing Date as shown on Exhibit D hereto together with all obligations therefor from and after the Closing Date.

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      (e) Asset Assignment. At the Closing, the Seller shall assign all of its right, title and interest in and to the assets (both owned and leased) of PMC as listed on Exhibit B hereto, which assigned assets include certain leased equipment and any related security deposits, but which assigned assets shall not include the Oracle Enterprise Resource Planning software (as to which PMC hereby transfers to the Seller all of the rights, title and interests of PMC in such software, including PMC's liability for maintenance fees and costs related thereto), and such other items as identified in Exhibit B hereto.

      (f) Contract Novation/Assignment. From and after the date of this Agreement, the Seller shall use its best efforts to effectuate the novation or assignment of the contracts of the Seller as listed on Exhibit C hereto (the "Assigned Contracts") to PMC and prior to the novations or assignments of such Assigned Contracts, the Parties agree that PMC shall assume the Seller's rights and obligations thereunder. In furtherance of the foregoing, the parties hereby agree as follows: (i) the beneficial interest of the Seller in and to the Assigned Contracts and all related rights and assets shall pass on the Closing Date to PMC; (ii) from and after the Closing, the Seller shall hold all Assigned Contracts in trust for the benefit of PMC, its successors and assigns for which a novation or assignment has not been obtained prior to the Closing Date, but with the Seller continuing to use its best efforts to effectuate the novation or assignment of such Assigned Contracts to PMC as promptly as practicable; and (iii) the Seller shall promptly remit to PMC any payments and consideration which the Seller receives from the Assigned Contracts held in trust under the preceding clause. At the Closing, the Seller shall provide PMC and the Buyer with whatever evidence the Seller has obtained which reflects the novation or assignment of the Assigned Contracts. The Parties further agree and confirm that certain contracts (the "Retained Contracts") are now, and after the Closing shall continue to be, held in the name of PMC, with such Retained Contracts being listed on Exhibit C hereto. The Parties agree to cooperate in obtaining all necessary documentation to effectuate the foregoing provisions of this Paragraph 5(f).

      (g) Employee Leasing. At the Closing, the Buyer shall deliver to Chris Allen, Esq. and Thomas L. James, Esq., as joint escrow agents (the "Escrow Agents"), the amount of Seventy-Five Thousand Dollars ($75,000.00) (the "Escrow Amount") in the form of a certified check reasonably acceptable to the Seller, with the Escrow Agents then promptly depositing and holding the Escrow Amount in an interest-bearing escrow account (the "Escrow Account"), all pursuant to the terms of the Escrow Agreement attached as Exhibit E hereto. The Escrow Account shall serve as security for the obligations of the Buyer and PMC under this Section 5(g) to reimburse the Seller as provided herein. Subject to the foregoing, the Seller agrees that from the Closing Date through December 31, 2000, unless sooner terminated as herein provided, the Seller agrees to lease to PMC the employees of the Seller who are listed on Exhibit D hereto (the "Leased Employees") in consideration for the Buyer and PMC agreeing to reimburse the Seller for the lease rate as set forth on Exhibit D hereto applicable to each Leased Employee for each day of service performed by each Leased Employee for the Buyer (collectively, the "Lease Amount") until such time as either the Leased Employee is terminated at the direction of PMC as hereinafter provided or December 31, 2000 or the failure by the Buyer or PMC to reimburse the Seller in a timely manner for any Lease Amount. The Buyer and PMC agree to pay to the Seller the Lease Amounts shown on Exhibit D hereto

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on the  reimbursement  dates  shown on  Exhibit D hereto by wire  transfer  of same-day funds into the Seller's bank account as shown on Exhibit D hereto. In the event the Buyer or PMC fails to so reimburse the Seller for the Lease Amounts shown on Exhibit D hereto on the reimbursement dates shown on Exhibit D hereto, then in such event (i) the Seller shall give written notice thereof to the Escrow Agents who shall promptly remit the Escrow Amount to the Seller via wire transfer from the Escrow Account and (ii) the Seller shall immediately terminate all Leased Employees. From and after the Closing Date, the Leased Employees shall be managed, directed and overseen solely by PMC and the Leased Employees shall be instructed by the Seller to adhere to the lawful orders and directions of PMC. Except as otherwise provided in this Section 5(g) with respect to the advance by the Seller for the benefit of the Buyer of the compensation of the Leased Employees, PMC shall be solely responsible for all employment-related activities of the Leased Employees from and after the Closing Date. The Parties agree that from and after the Closing Date the Leased Employees shall be represented to all third-parties as being the employees of PMC. The Parties agree that from and after the Closing, the Seller shall not be liable whatsoever for any work related acts or omissions of the Leased Employees; provided, however, that the Seller shall continue to carry each Leased Employee under the Seller's errors and omissions insurance coverage from the Closing Date until the earlier of either December 31, 2000 or the sooner termination of such Leased Employee. The Parties further agree that PMC may cause the termination of any of the Leased Employees at any time by providing written notice to the Seller of the desire by PMC to terminate such Leased Employee, with the Seller agreeing to effect such termination of the subject Leased Employee no later than the next business day following the Seller's receipt of such written notice from PMC, unless a later termination date is specified by PMC in its notice to the Seller. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the Seller shall immediately terminate any and all Leased Employees at any time in the event the Buyer and/or PMC do not pay all Lease Amounts due to the Seller hereunder in a timely manner as hereinabove provided.

      (h) Final Interest Payment under the Seller's Promissory Note. At the Closing, the Seller shall pay to the Buyer the interest payment currently due under the Seller's Promissory Note in the amount of Forty-Two Thousand Eight Hundred Seventeen Dollars ($42,817.00) immediately prior to the effective time of the transfer of the Seller's Promissory Note to the Seller at the Closing.

      (i) Conduct of Business. From the date hereof to the Closing Date and subject to the cooperation of the Parkers who are involved in the business and operations of PMC, the Seller will, except as required in connection with the transactions contemplated hereby or as otherwise consented to by the Buyer,
(A) use its best efforts to carry on the business of PMC in the ordinary course of business consistent with past practices of the Seller and (B) not cause or permit PMC to incur any liability, other than in the ordinary course of business consistent with past practices of the Seller, in excess of Five Hundred Dollars ($500.00).

      (j) Litigation. None of the Parties have any knowledge of any actual or threatened litigation involving PMC, except only (i) the litigation involving PMC, Oracle and Pharmaceutical Formulations Inc., which relates to activities of PMC prior to its acquisition from the Westmont Trust by the Seller under the Merger Agreement and as to which litigation the Westmont Trust has

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indemnified the Seller pursuant to the terms of the Merger Agreement, and (ii)
the claim to be filed by the Seller on behalf of PMC against KSI, which claim the Seller will pay all costs and attorneys fees to pursue, as to which claim the Seller agrees to indemnify and hold PMC harmless against any counterclaims or third-party claims filed by KSI or any other parties joined in the litigation, and with the Seller to retain the proceeds or loss write-off which results from its pursuit of such claim against KSI. Subject to the foregoing provisions of this Paragraph 5(j), PMC agrees to cooperate in the Seller's prosecution and pursuit of KSI as provided hereinabove; provided that the Seller shall pay for any expenses actually incurred by PMC in connection with such cooperation.

      (k) PMC Business Leads, Etc. Received by the Seller After the Closing. For the twelve (12) month period immediately following the Closing, the Seller agrees that any current or future business leads, pipeline, e-mails or phone messages directed to any of the persons listed on Exhibit D hereto or Jennifer Parker, together with all inquiries relating to PMC, Oracle ERP/Oracle application work (as described in Paragraph 5(b) hereof) and/or "man-man" services received by any office of the Seller shall be promptly forwarded to PMC for follow-up by PMC in its discretion.

      (l) Resignation of Current Officers and Directors of PMC. Seller shall cause each officer and director of PMC to terminate his position effective as of the Closing.

      (m) Voiding of Employment, Consulting and Non-Competition Agreements of Kenneth Parker, Jennifer Parker and Westmont Trust. Immediately following the Closing, the Employment Agreements, Consulting Agreements and Non-Competition Agreements which exist between the Seller and each of Kenneth Parker, Jennifer Parker and the Westmont Trust shall be deemed to be void and of no further force or effect. For purposes only of their concurrence and agreement with the provisions of this Paragraph 5(m), each of Kenneth Parker, Jennifer Parker and the Westmont Trust have signed this Agreement on the signature page hereof. Notwithstanding anything contained herein to the contrary or anything to the contrary contained in the Merger Agreement, the Seller's Promissory Note as issued to the Westmont Trust, the Employment Agreements, Consulting Agreements and Non-Competition Agreements which exist between the Seller and each of Kenneth Parker, Jennifer Parker and the Westmont Trust, nothing undertaken or entered into pursuant to this Agreement shall be construed to cause any penalty, acceleration or other obligation whatsoever under the Seller's Promissory Note to the Westmont Trust (including but not limited to the $1,000,000 penalty for early termination of either Kenneth Parker or Jennifer Parker).

      6. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) all representations and warranties of the Seller as set forth herein shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

          (iv) the Seller shall have  delivered to the Buyer a certificate  to
the  effect  that  each  of  the   conditions   specified   above  in  Section
6(a)(i)-(iii) is satisfied in all respects.

      The Buyer may waive any condition specified in Section 6(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) all representations and warranties of the Buyer and the Parkers as set forth herein shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

          (iv) the Buyer and the Parkers shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in
Section 6(b)(i)-(iii) is satisfied in all respects;

      The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

      7. Survival of Representations, Warranties and Covenants.

      (a) Survival of Representations, Warranties and Covenants. All of the representations and warranties of the Parties under Paragraphs 3 and 4 hereof which are made as of the date of this Agreement and as of the Closing shall expire as of the Closing. All of the covenants of the Parties under Paragraph 5 of this Agreement, together with all other representations and warranties of the Parties hereunder except as provided under Paragraphs 3 and 4 hereof shall survive the Closing hereunder.

      8. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before September 29, 2000, by reason of the failure of any condition precedent under this Agreement (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten
(10) days after the notice of breach or (B) if the Closing shall not have occurred on or before September 29, 2000, by reason of the failure of any condition precedent under this Agreement (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement).

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

      9. Miscellaneous.

      (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, unless such press release or public announcement is required by law, judicial order or the rules or regulations of the Securities Exchange Commission or the National Association of Securities Dealers Automatic Quotation System ("NASDAQ"). Subject to the foregoing, the Parties agree on behalf of themselves and their respective affiliates that they will not make adverse statements about each other to third parties.

      (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

      (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is personally delivered, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by national overnight delivery service (e.g., Federal Express), and addressed to the intended recipient as set forth below:

      If to the Seller:

                        WidePoint Corporation
                        20251 Century Boulevard
                        Germantown, Maryland  20874
                        Attention: Michael C. Higgins, President
                        Telephone No.: (301) 353-9500
                        Facsimile No.: (301) 353-9505

                        with a copy to

                        Thomas L. James, Esq.
                        Freedman, Levy, Kroll & Simonds
                        1050 Connecticut Avenue, N.W., Suite 825
                        Washington, D.C.  20036-5366
                        Telephone No.: (202) 457-5100
                        Facsimile No.: (202) 457-5151

        If to the Buyer or the Parkers:

                        E-Holdings, Inc
                        6319 Woodchase Court
                        Ellicott City, Maryland  21043
                        Attention: Kenneth Parker, President
                        Telephone No.: (410) 796-6778
                        Facsimile No.:  (410) 379-0716

        Copy to:

                        Christopher L. Allen, Esq.
                        Allen & Blackford
                        4 Professional Drive, Suite 140
                        Gaithersburg, Maryland  20879
                        Telephone No.: (301) 670-0300
                        Facsimile No.: (301) 670-0300

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (h) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement shall be brought against any of the parties hereto in the appropriate federal court located in the state of Maryland, with each party hereto agreeing to subject matter jurisdiction, personal jurisdiction and venue in such court. Each of the parties hereto consents to this jurisdiction provision in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world.

      (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Seller and the Parkers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (k) Expenses. Each of the Parties will bear their own respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (m) Cooperation during Transition. The Parties agree to use their best efforts to cooperate from the date of this Agreement through to the Closing Date in (i) the moving by PMC at its sole cost of the assets of PMC as listed on Exhibit B hereto from the Seller's office in Germantown, Maryland to the office of PMC in Laurel, Maryland, (ii) the joint notification of employees and customers of each of the Seller and PMC in a manner and time to be mutually agreed upon by the Seller and PMC, and (iii) the exchange by the Seller and PMC of mutually agreeable financial information relating to PMC as may be necessary to carry out the intent of this Agreement and the provisions hereof.

                  [signatures appear on the following page]

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the date first above written.

ATTEST:                                 WIDEPOINT CORPORATION

 /s/JAMES T. MCCUBBIN                        /s/MICHAEL C. HIGGINS
 ----------------------------            By:---------------------------[SEAL]
 James T. McCubbin, Secretary              Michael C. Higgins, President


ATTEST:                                 E-HOLDINGS, INC.

 /s/JENNIFER L. PARKER                      /s/KENNETH W. PARKER
 -----------------------------          By:----------------------------[SEAL]
 Jennifer L. Parker, Secretary             Kenneth W. Parker, President


ATTEST/WITNESS:                         PARKER MANAGEMENT
                                        CONSULTANTS, LTD.

 /s/JAMES T. MCCUBBIN                      /s/MICHAEL C. HIGGINS
 -----------------------------         By:-----------------------------[SEAL]
 James T. McCubbin, Secretary             Michael C. Higgins, President


For purposes only of their concurrence and agreement with the provisions of Paragraph 5(m) of this Agreement, each of Kenneth Parker, Jennifer Parker and the Westmont Trust have signed this Agreement below


                                            /s/KENNETH W. PARKER
 ----------------------------            By:-----------------------------[SEAL]
 Name:                                     Kenneth W. Parker, Individually
 Witness

                                           /s/JENNIFER L. PARKER
 ----------------------------              -------------------------------
Name:                                      Jennifer L. Parker Individually
Witness

                                            WESTMONT NON-GRANTOR TRUST

                                            /s/PHYLLIS NINGARD
 ---------------------------                --------------------------------
 Name:                                      Phyllis Ningard, Trustee
 Witness

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